EXHIBIT 10.3

[SEARS HOLDINGS LETTERHEAD]

Edward S. Lampert
Chairman
Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, IL 60179

April 5, 2010

Mr. W. Bruce Johnson

Dear Bruce:

The purpose of this letter is to confirm our offer to make certain changes to your compensation package. Although this letter serves as confirmation of these changes, the offer is subject to the approval of the Compensation Committee of the Sears Holdings Corporation Board of Directors (“Compensation Committee”).

The changes to your compensation package are as follows:

•	Annual base salary at a rate of $1,000,000, effective April 1, 2010.

•

You will receive a grant of 40,000 shares of restricted stock under the Sears Holdings Corporation 2006 Stock Plan. The grant date will be the later of (a) the date of approval by the Compensation Committee or (b) Tuesday, April 6, 2010. The restricted stock granted will be scheduled to vest on a graduated basis, with 10,000 shares vesting on each of the next four anniversaries after the grant date, in accordance with the award agreement. However, if a new individual is named to serve as Chief Executive Officer prior to the first anniversary of the grant date and your employment is involuntarily terminated after such appointment but prior to the first anniversary of the grant date, the first 10,000 shares will be deemed to be vested as of such termination date.

•

Use of Company-furnished ground transportation for travel between your primary residence in the Chicago metropolitan area and the Company’s corporate headquarters in Hoffman Estates, Illinois, the aggregate incremental cost of which shall be imputed income to you and you will be responsible for any related taxes.

The remaining elements of your compensation and benefits package, as currently in effect, will remain unchanged.

To accept this offer and the terms provided herein, please sign below and return this letter to me.

Sincerely,

/s/ Edward S. Lampert
Chairman

Confirmed and Accepted:

/s/ W. Bruce Johnson	4/25/10
W. Bruce Johnson	Date